Exhibit 10.1

GARY L. PIERCE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WITH

STEIN MART, INC.

This Amended and Restated Employment Agreement (this “Agreement”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and Gary Pierce (“Executive”), is made as of April 4, 2018 to be effective on the “Effective Date” (as defined below).

Background

Executive has advised the Company that Executive is considering early retirement. The Company has asked the Executive to remain employed during the Term without a title instead of retiring so that the Executive will be in a position to provide advice and historical information and perspective as requested from time to time by the Company from and after May 1, 2018 (the “Effective Date”).

Executive acknowledges that the duties he is required to perform under this Agreement, if any, are substantially different and less than those previously performed and that this restructuring of his duties and the compensation and other benefits provided herein is sufficient consideration for this Agreement, including but not limited to the release(s) of Claims provided for herein. In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.        TERM OF EMPLOYMENT

(a)    Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period beginning on the Effective Date and through February 28, 2019 (the “Term”). There shall be no renewal of the Term.

SECTION 2.        DEFINITIONS

“Board of Directors” means the Board of Directors of Stein Mart, Inc. and any of its divisions, affiliates or subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

“Claims” means all claims arising out Executive’s prior employment with the company, including but not limited to: (i) any claim for compensation, bonus payment, and other amounts not specifically provided for in this Employment Agreement; (ii) Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; 42 U.S.C. §1981, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Florida Civil Rights Act, the Florida Private Sector Whistleblowers Act, Florida laws related to payment of wages (including but not limited to Chapter 448, Florida Statutes) and other federal, state and local human rights, fair employment and other laws relating to employment.

“Disability” means Executive’s incapacity due to physical or mental illness or cause, which results in the Executive being unable to perform his duties with Company on a full-time basis for a period of six (6) consecutive months. Any dispute as to disability shall be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by Company; provided that if such opinions are conflicting, then such physicians shall select a mutually agreeable third physician whose opinion shall be conclusive and binding.

SECTION 3.        RESPONSIBILITIES

Executive shall assist the Company as requested by the Company by providing advice and historical information and perspective as requested from time to time by the Company

SECTION 4.        COMPENSATION AND BENEFITS

(a)    Base Salary. Executive’s base salary shall be a total of $312,000.00 for work performed from May 1, 2018 through February 28, 2019 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s standard payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. In addition to the services he is to perform, if any, Executive acknowledges that the receipt of the Base Salary is conditioned upon him agreeing to a waiver of Claims at the inception of this Agreement (covering the period from the beginning of his employment with the Company through the date of executing the Agreement) and a waiver of Claims for the period subsequent to the termination of this Agreement or Executive’s employment.

(b)    Employee Benefit Plans. Executive shall be entitled to continue to vest all already granted but unvested options, restricted and performance shares which otherwise vest under their terms during the Term. In addition, Executive shall be entitled to continue to participate in, at the Company’s cost, medical, dental, vision, life and accident insurance plans (Executive Retirement/Executive Deferred Compensation) with coverage consistent with the coverage in effect from time to time as applied to persons in positions in the Company’s Tier 1 positions to the extent permitted by the terms of those plans. If the terms of this Agreement preclude Executive from participating in the Company’s medical or dental plans, the

Company shall offer Executive continuation coverage with respect to such benefits as required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The cost of medical, dental, vision and life plan coverage provided to Executive, as well as any COBRA premiums, if applicable and if Executive elects COBRA coverage, shall be provided by the Company through the end of the Term. For avoidance of doubt, Executive shall not participate in any Annual Incentive or Long Term Incentive plans applicable to the Company with respect to any year after the current year.

(c)    Indemnification. With respect to Executive’s acts or failures to act during his employment in his capacity as an officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company. Executive shall be indemnified by Company, and Company shall pay Executive’s related expenses when and as incurred, all to the full extent permitted by law. Subject to applicable law, the Company reserves the right to discontinue indemnification in the event the Company determines that the Executive has breached this Agreement or the Executive has or intends to advance a business or legal position contrary to the Company’s interests. Notwithstanding the foregoing, Executive shall not be entitled to any indemnification if a judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (i) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (ii) a transaction from which Executive derived an improper personal benefit, or (iii) willful misconduct or a conscious disregard for the best interests of the Company.

(d)    Other Perquisites. No other perquisites shall be provided during the Term to the Executive.

SECTION 5.        TERMINATION OF EMPLOYMENT

(a)    General. The Board of Directors shall have the right to terminate Executive’s employment and this Agreement at any time with or without cause. In such event, the Company shall pay the Executive the remainder of the Base Salary due hereunder as though such termination had not occurred, in accordance with the Company’s standard payroll practices and policies and subject to such withholdings as required by law. Executive shall be deemed to have remained employed through the Term for such purposes. If the Board of Directors terminates Executive’s employment as described herein, the Company shall offer Executive continuation coverage under COBRA with respect to medical and dental coverage. If Executive timely elects such COBRA coverage, the Company will pay the any COBRA premiums related to such coverage for the remainder of the Term.

(b)    Termination for Disability. Subject to the definitions and requirements of Section 2 (“Disability”), after six (6) consecutive months of such disability leave of absence (“Disability Leave”), Executive’s service may be terminated by Company. In the event Executive is terminated from employment due to Disability, the Company shall:

(i)	continue to pay Executive his Base Salary through the end of the Term in accordance with the Company’s standard payroll practices and policies and subject to such withholdings as required by law; provided that if such payment exceeds the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the year in which such termination occurs, then the payment in excess of such applicable dollar amount shall be paid following six (6) months after the Executive’s Termination;

(ii)	make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; and

(iii)	in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for Disability, then pay to the Executive (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurs and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for Disability. The Company shall pay these amounts to Executive in a single lump sum payment to be paid concurrently with the last payment of Base Salary payable to Executive in accordance with Section 5(b)(i), above.

Notwithstanding the Executive’s Disability, during the period of Disability Leave, Executive shall be paid in full (net of insurance) as if he or she were actively performing services. Executive agrees to simultaneously utilize available leave under the Family and Medical Leave Act of 1993 during such disability leave of absence. During the period of such Disability leave of absence, the Board of Directors may designate someone to perform Executive’s duties. Executive shall have the right to return to full-time service so long as he is able to resume and faithfully perform his full-time duties.

(c)    Death. If Executive’s employment terminates as a result of his death, the Company shall:

(i)	continue to pay to Executive’s estate his Base Salary through the end of the Term, in accordance with the Company’s standard payroll practices and policies and subject to such withholdings as required by law, notwithstanding his death;

(ii)	make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; and

(iii)	in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for death, then pay to the Executive’s estate (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for death. The Company shall pay these amounts to Executive’s estate in a single lump sum payment to be paid concurrently with the last payment of Base Salary payable to Executive in accordance with Section 5(c)(i), above.

Any amounts payable to Executive under this Agreement which are unpaid at the date of Executive’s death or payable hereunder or otherwise by reason of his death, shall be paid in accordance with the terms of this Agreement to Executive’s estate; provided that if there is a specific beneficiary designation in place for any specific amount payable, then payment of such amount shall be made to such beneficiary.

(d)    Limitation. Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after tax benefit shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section 5(d) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

SECTION 6.        COVENANTS BY EXECUTIVE

(a)    Company Property. Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company. “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment which relate to the Company or its products or services or operations.

(b)    Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret. “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c)    Confidential Information. During the Employment Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Board of Directors unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). “Confidential

Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.

(d)    Specific Performance; Independence of Covenants. The Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(e)    Non-Solicitation. During the Employment Term and for a period of two years hereafter (such period is referred to as the “No Recruit Period”), the Executive will not solicit or attempt to solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged to terminate or alter their employment with the Company.    The foregoing is not intended to limit any legal rights or remedies that any employee of the Company may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company may have with any of its employees.

(f)    Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope. The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that the consideration for this Section 6 is his employment or continued employment. Executive will not be paid any additional compensation for application or enforcement of the restrictive covenants contained in this Section 6.

(g)    Work Product. The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by the Executive in connection with the Company, or by the Executive at the Company’s request. Executive acknowledges that all Work Product developed during the Term is property of the Company and accordingly, Executive does hereby irrevocably assign all Work Product developed by the Executive to the Company and agrees: (a) to assign to the Company, free from any obligation of the Company to the Executive, all of the Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by the Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (b) to disclose to the Company promptly and in writing such Work Product upon the Executive’s acquisition thereof.

(h)    Cooperation. During and subsequent to termination of the employment of the Executive, the Executive will cooperate with Company and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its subsidiary corporations, divisions or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to Company and its representatives concerning such matters. Subsequent to the termination of the employment of the Executive, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

SECTION 7.        MISCELLANEOUS

(a)    Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

STEIN MART, INC

Attention: D. Hunt Hawkins

1200 Riverplace Boulevard, 10th Floor

Jacksonville, FL 32207

Facsimile: (904) 346-1297

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b)    No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c)    Governing Law. This Agreement shall be governed by Florida law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively before a court of competent jurisdiction in and for Duval County, Florida.

(d)    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred by him.

(e)    Other Agreements; Waiver of Claims. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions. For the period from the beginning of his employment through the date he executes this Agreement, the Executive acknowledges that Executive has no Claims against the Company and does hereby expressly waive any such Claims, known or unknown or now existing or hereafter arising except for Executives rights under this Agreement. For purposes of complying with the Older Workers Benefits Protection Act, the Executive is advised he is to consult with counsel of his choice regarding this Agreement, that he has twenty-one days to consider whether to sign this Agreement, and seven days after executing it to revoke it. If the Executive does not execute this Agreement and deliver a copy of it Company within the twenty-one day period, or thereafter revokes, all offers contained herein, including employment during the Term, are revoked. If the Executive is or has begun performing services prior to the expiration of the twenty-one day period or the seven day revocation period, and the Executive does not execute this Agreement or revokes it, the Executive’s employment shall immediately terminate upon the expiration of the twenty-one day consideration period or seven-day revocation period, whichever occurs first. Notwithstanding ¶ 5(a) of this Agreement, the Executive will only receive base salary pro rata for those days on which he actually performed services prior to the termination and no other compensation of any amount or kind thereafter.

(f)    Post Agreement Waiver of Claims. Notwithstanding anything to the contrary contained herein, the Executive’s right to retain amounts paid as Base Salary and any other compensation and benefits paid to him during the term of the Agreement shall be conditioned upon (a) Executive having delivered to the Company, within 30 days after the termination of this Agreement or termination of his employment – whichever is earlier – a valid and binding release, substantially in the form attached as Exhibit A, which is no longer subject to revocation.

(g)    Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(h)    Invalidity and Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(i)    Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation. As a material part of the consideration for this Agreement, BOTH PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY A JURY in the event of any litigation arising from this Agreement. All legal actions arising out of or connected with this Agreement must be instituted solely in the Circuit Court of Duval County, Florida, or in the Federal District Court for the Middle District of Florida, Jacksonville Division, and all parties hereto do hereby agree to submit to the exclusive personal jurisdiction of such courts. Each of the parties hereby expressly and irrevocably submits to the jurisdiction of such courts for the purposes of any such action and expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

(j)    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement.

STEIN MART, INC.		GARY PIERCE

By:	/s/ D. Hunt Hawkins	/s/ Gary Pierce
Name:	D. Hunt Hawkins
Title:	Chief Executive Officer
Date: April 4, 2018		Date: April 4, 2018

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